Certain identified information has been excluded from this exhibit because it is not material and would cause competitive harm to the registrant if publicly disclosed.

FOURTH AMENDMENT TO FUND SERVICES AGREEMENT

THIS FOURTH AMENDMENT TO FUND SERVICES AGREEMENT (this

“Amendment”) is effective as of January 1, 2020, and is made by and between Gemini Fund Services, LLC, a Nebraska limited liability company (“GFS”), and Arrow Investments Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, GFS seeks the Trust’s approval of a change in the fees charged for securities quotations as set forth in Appendix IV to that certain Fund Services Agreement dated January 18, 2012, as amended, by and between GFS and the Trust (the “Agreement”); and

WHEREAS, GFS seeks the Trust’s approval of a reduction in fees charged for state registration (Blue Sky) fees as set forth in Appendix IV to the Agreement; and

WHEREAS, the Trust’s Board of Trustees is agreeable to the aforementioned fee changes.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendments.

(a) Appendix IV to the Agreement hereby is amended by deleting all references to “Price Quotes” and the fees charged to obtain securities quotations and replacing such references with the following:

Price Quotes. The charges for securities/commodity price quotes are determined by GFS’s cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

[Fee Schedule]

(b) Appendix IV to the Agreement hereby is amended by deleting all sections with the heading "State Registration (Blue Sky) Fees" and replacing such sections with the following:

State Registration (Blue Sky) Fees:

Each Fund shall pay its allocated federal and state regulatory filing fees. In addition, each Fund shall pay GFS the following fees per state registration:

[Fee Schedule]

2.             Miscellaneous.

(a) Except as hereby amended, the Agreement shall remain in full force and effect.

(b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

ARROW INVESTMENTS TRUST By: /s/ Joseph Barrato Name: Joseph Barrato Title: President	GEMINI FUND SERVICES, LLC By: /s/ Kevin Wolf Name: Kevin Wolf Title: Executive Vice President

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